Exhibit (a)(5)(xlvi)

RELEASE

Portugal Telecom, SGPS, S.A.

Public Company

Registered office: Avenida Fontes Pereira de Melo, 40, Lisbon

Share Capital: 395,099,775 Euros

Registered at the Lisbon Commercial Registry Office

and Corporation number 503 215 058

The Chairman of the General Meeting of Shareholders
informs on the blocking of shares

Lisbon, 20 February 2007 - Following the understanding issued yesterday, 19 March 2007, by the Portuguese Securities Commission (“CMVM”), the Chairman of the General Meeting of Shareholders of Portugal Telecom, SGPS, S.A. (“PT”) informs the Shareholders of the Company on the following:

•                  As provided for in article 13 of PT’s bylaws, shareholders intending to attend the general meeting must certify, up to five working days prior to the respective meeting, that their shares have been entered in a book-entry account. For such purpose, shareholders must send to the Company, up to the above mentioned deadline, a certificate issued by the financial intermediary with whom the relevant shares are deposited. The issuance of such certificate determines the blocking of the relevant shares until the closing of the General Meeting;

•                  Therefore, certificates requested by the Shareholders to the financial intermediaries with whom their shares are deposited which are issued prior to 23 February, i.e., sooner than required by PT’s bylaws, may be freely revoked, upon the delivery of the certificate to the financial intermediary who has issued it. For such purpose, Shareholders shall collect the relevant certificates from Portugal Telecom’s registered offices but only until 23 February;

•                  Thus, after 23 February, the release of certificates communicated to the services of the General Meeting of Shareholders of Portugal Telecom by Shareholders or their financial intermediaries will not be considered. This deadline for the blocking of shares is set forth in the law and by PT’s bylaws, and it is imposed by the circumstances related to the logistics of the preparation of a General Meeting of a company listed on a regulated market with a broad shareholder base, as is the case of Portugal Telecom.

•                  Additionally, it must be noted that the deadline for the blocking of shares set forth in Portugal Telecom’s bylaws follows CMVM’s Recommendations on corporate governance.

The Chairman of the General Meeting of Shareholders

Prof. Doutor António Manuel da Rocha e Menezes Cordeiro

This information is also available on PT’s IR website http://ir.telecom.pt

Contact:	Nuno Prego, Investor Relations Officer
nuno.prego@telecom.pt

Portugal Telecom
Tel.: +351 21 500 1701
Fax: +351 21 500 0800

PT is listed on the Euronext and New York Stock Exchanges. Information may be accessed on Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.